UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SPICY PICKLE FRANCHISING, INC.

(Exact name of registrant as specified in its charter)

Colorado	38-3750924
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

90 Madison Street, Suite 700 Denver, Colorado	80206
(Address of principal executive offices)	(Zip Code)

 Spicy Pickle Franchising, Inc.
2006 Stock Option Plan

(Full title of the plan)

Marc Geman
90 Madison Street, Suite 700
Denver, Colorado 80206
(303) 297-1902

copies to:

Mark Y. Abdou, Esq.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
(310) 208-1182

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock	7,500,000	$1.745	$13,087,500	$401.79

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also shall cover any additional shares of common stock that shall become issuable under the Spicy Pickle Franchising, Inc. 2006 Stock Option Plan (the “Plan”) by reason of any stock split, stock dividend, or other similar transaction by the Registrant.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, the price per share and aggregate offering price are based upon the average of the high and low prices of the common stock of the Registrant as quoted on the OTC Bulletin Board on October 22, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

The documents containing the information specified in this Item 2 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

The Registrant will provide to employees without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will provide other documents required to be delivered to employees pursuant to Rule 428(b) without charge, upon written or oral request. Employees may direct requests for these documents to the Corporate Secretary, Spicy Pickle Franchising, Inc., 90 Madison Street, Suite 700, Denver, CO 80206, (303) 297-1902.

REOFFER PROSPECTUS

The material that follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8. Pursuant to General Instruction C to Form S-8, the reoffer prospectus may be used in connection with reoffers and resales of shares that are deemed to be “control securities” or “restricted securities” acquired by the selling shareholders named in the reoffer prospectus pursuant to the Spicy Pickle Franchising, Inc. 2006 Stock Option Plan.

REOFFER PROSPECTUS

Spicy Pickle Franchising, Inc.

3,060,000 Shares of Common Stock

This reoffer prospectus relates to 3,060,000 shares of our common stock that may be offered and resold from time to time by the selling shareholders identified herein for their own account. Seven of the twenty-two selling shareholders are our directors or officers. We will receive no proceeds from the sale of shares made by selling shareholders. We anticipate that selling shareholders will sell at prevailing prices quoted on the OTC Bulletin Board (the “OTCBB”) or at privately negotiated prices. The selling shareholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the common stock.

Our common stock currently is quoted on the OTCBB under the symbol “SPKL.”

An investment in our common stock involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See "Risk Factors" beginning at page 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this reoffer prospectus is October 23, 2007.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	2
Special Note Regarding Forward-Looking Statements	12
Use of Proceeds	12
Determination of Offering Price	13
Selling Shareholders	13
Plan of Distribution	14
Description of Securities	16
Interest of Named Experts and Counsel	16
Incorporation of Certain Information by Reference	17
Where You Can Find More Information	17
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	18

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares of our common stock. You should read the entire prospectus carefully, especially the "Risk Factors" section and the financial statements, related notes and other information incorporated by reference in this prospectus, before deciding to invest in shares of our common stock.

SPICY PICKLE FRANCHISING, INC.

Our Company

Our sole business is the franchise and operation of Spicy Pickle restaurants; the "Spicy Pickle" brand name has existed for seven years. We are headquartered in Denver, Colorado. Spicy Pickle is a fast casual restaurant where made-to-order panini, submarine style sandwiches, pizzetti (neopolitan thin crust pizza), and salads created by our founders are served using fresh-baked breads and high-quality ingredients. Although prices are set by franchisees at the store level and vary from location to location, sandwiches typically cost approximately $6.50 and small and large soups and salads typically range from $3.25 to $6.00, respectively. An individual size pizzetti is usually $7.50.

We derive our revenue from the sale of food and beverages at our company store and from the sale of franchises throughout North America. Our franchisees pay us an initial franchise fee and a royalty on restaurant sales. We market through word-of-mouth, local mail drops, street theatre, catering, and local print media. We retain a public relations firm as well as a full-time dedicated marketing employee.

Our menu offers customers a choice of 7 signature submarine style sandwiches, 8 signature panini, 6 different salads, and 5 choices of soups along with a combo meal consisting of one half sandwich or panini and a small soup or salad. Customers can also build their own sandwiches choosing from one of four breads, one of 12 meats (or vegetables), one of 9 cheeses, an unlimited number of our 21 toppings, and an unlimited number of our 15 spreads. Some menu items may vary from store to store. We feature high-quality ingredients consisting of all-natural products with no preservatives or MSG, except for the coloring in the yellow cheese. This is part of our strategy to attract the growing number of health-conscious consumers to our restaurants. We believe our restaurants deliver value, quality and convenience.

Our restaurants are located near white collar administrative, managerial, professional, and sales personnel, who are generally found in and near downtown districts, technological centers, universities, hospitals and government complexes.

The first Spicy Pickle restaurant was launched in 1999 by Kevin Morrison and Anthony Walker, who remain part of our management team. Spicy Pickle Franchising, LLC was formed in January 2003, as a Colorado limited liability company. In January 2003, we launched the Spicy Pickle brand as a national franchise with Marc Geman, former president of the PretzelMaker franchise, as Chief Executive. We sold our first franchise in the spring of 2003 and opened our first franchise store in second half of 2003. On September 8, 2006, we converted from a limited liability company to a Colorado corporation named Spicy Pickle Franchising, Inc. We currently have 30 stores open and based on current commitments and construction schedules, we believe we will have 40 Spicy Pickle restaurants open by the end of 2007.

Our executive offices are located at 90 Madison Street, Suite 700, Denver, Colorado 80206 and our telephone number is (303) 297-1902. Our Internet site is www.spicypickle.com.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before making an investment decision. If any of the possible adverse events described below actually occur, our business, results of operations or financial condition would likely suffer. In such an event, the market price of our common stock could decline and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face.

RISKS RELATING TO OUR BUSINESS

We have historically incurred losses and may continue to incur losses in the future, which may impact our ability to implement our business strategy and adversely affect our financial condition.

We expect to significantly increase our operating expenses by expanding our marketing activities and increasing our level of capital expenditures in order to grow our business and further develop and maintain our services. Such increases in operating expense levels and capital expenditures may adversely affect our operating results if we are unable to immediately realize benefits from such expenditures. In addition, if we are unable to manage a significant increase in operating expenses, our liquidity will likely decrease and negatively impact our cash flow and ability to sustain operations. In turn, this would have a negative impact on our financial condition and share price.

We also expect that our operating expenses will significantly increase as a result of recently becoming a public company. We cannot assure you that we will be profitable or generate sufficient profits from operations in the future. If our revenue growth does not continue, we may experience a loss in one or more future periods. We may not be able to reduce or maintain our expenses in response to any decrease in our revenue, which may impact our ability to implement our business strategy and adversely affect our financial condition. This would also have a negative impact on our share price.

Our operating results are closely tied to the success of our franchisees.

Our operating results are dependent upon our selling additional franchises and our receipt of royalties from our existing franchisees. Franchisees may lack access to the financial or management resources that they need to open or continue operating the restaurants. New franchisees may not be able to find suitable sites on which to develop restaurants, negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and government approvals or meet construction schedules. Our franchisees generally depend upon financing from banks and other financial institutions to finance the cost of opening a new restaurant. If franchisees cannot obtain financing and restaurants do not open, our royalties from those restaurants will not exist. Any decrease or delay in our planned revenues could slow our planned growth.

Food safety and food-borne illness concerns may have an adverse effect on our business.

We dedicate substantial resources to ensure that our customers enjoy safe, quality food products. However, food-borne illnesses (such as E. coli, hepatitis A, trichinosis or salmonella) and food safety issues are an ongoing issue in the restaurant industry. If a food-borne illness or other food safety issues occur, whether at our restaurants or those of our competitors, it is likely that negative publicity would adversely affect our sales and profitability. If our customers become ill from food-borne illnesses, we might need to temporarily close some restaurants. Separately, the occurrence of food-borne illnesses or food safety issues could adversely affect the price and availability of affected ingredients.

Changes in commodity and other operating costs or supply chain and business disruptions could adversely affect our results of operations.

Changes in food and supply costs are a part of our business; any increase in the prices of our key ingredients, such as beef, chicken, cheese and produce, could adversely affect our operating results. We remain susceptible to increases in food costs as a result of factors beyond our control, such as general economic conditions, seasonal fluctuations, weather conditions, demand, food safety concerns, product recalls, labor disputes and government regulations. In addition to food, we purchase electricity, oil and natural gas needed to operate our restaurants, and suppliers purchase gasoline needed to transport food and supplies to us. Any significant increase in energy costs could adversely affect our business through higher rates and the imposition of fuel surcharges by our suppliers. Because we provide moderately priced food, we may choose not to, or be unable to, pass along commodity price increases to our customers. Additionally, significant increases in gasoline prices could result in a decrease in customer traffic at our restaurants. We rely on third-party distribution companies to deliver food and supplies to our stores. Interruption of distribution services due to financial distress or other issues could impact our operations. Our operating costs also include premiums that we pay for our insurance (including workers' compensation, general liability, property and health), which may increase over time, thereby further increasing our costs. Finally, our industry is susceptible to natural disasters, which could result in restaurant closures and business disruptions.

We could be party to litigation that could adversely affect us by increasing our expenses or subjecting us to material money damages and other remedies.

We are susceptible to claims filed by customers alleging that we are responsible for an illness or injury they suffered at or after a visit to our restaurants. Regardless of whether any claims against us are valid, or whether we are ultimately held liable, such litigation may be expensive to defend and may divert time and money away from our operations and hurt our performance. A judgment for significant monetary damages in excess of any insurance coverage could adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also adversely affect our reputation, which in turn could adversely affect our results.

In addition, the restaurant industry has been subject to claims that relate to the nutritional content of food products, as well as claims that the menus and practices of restaurant chains have led to the obesity of some guests. We may also be subject to this type of claim in the future and, even if we are not, publicity about these matters (particularly directed at the quick-service and fast-casual segments of the industry) may harm our reputation and adversely affect our results.

Compliance with governmental regulations may adversely affect our business operations.

We and our franchisees are subject to various federal, state and local regulations. Each of our restaurants is subject to state and local licensing and regulation by health, sanitation, food and workplace safety and other agencies. Requirements of local authorities with respect to zoning, land use, licensing, permitting and environmental factors could delay or prevent development of new restaurants in particular locations.

We are subject to the U.S. Americans with Disabilities Act and similar state laws that give civil rights protections to individuals with disabilities in the context of employment, public accommodations and other areas. The expenses associated with any facilities modifications required by these laws could be material. Our operations are also subject to the U.S. Fair Labor Standards Act, which governs such matters as minimum wages, overtime and other working conditions, family leave mandates and a variety of similar state laws that govern these and other employment law matters. The compliance costs associated with these laws and evolving regulations could be substantial.

The operation of our franchise system is also subject to franchise laws and regulations enacted by a number of states and rules promulgated by the U.S. Federal Trade Commission. Any future legislation regulating our franchise relationships may negatively affect our operations, particularly our relationship with our franchisees. Failure to comply with new or existing franchise laws and regulations in any jurisdiction or to obtain required government approvals could result in a ban or temporary suspension on future franchise sales.

We may not attain our target development goals.

We are pursuing a disciplined growth strategy, which will depend in large part on our ability and the ability of our franchisees to increase sales volumes in existing restaurants, open new restaurants, and operate these restaurants profitably. We cannot guarantee that we, or our franchisees, will be able to achieve our expansion goals or that new or converted restaurants will be operated profitably. Further, there is no assurance that any restaurant we open or convert will obtain operating results similar to those of our existing restaurants. The success of our planned expansion, including our branding initiatives, will depend upon numerous factors, many of which are beyond our control.

The fast casual segment of the restaurant industry is highly competitive.

The fast-casual segment of the restaurant industry is highly competitive and fragmented. In addition, fast-casual restaurants compete against other segments of the restaurant industry, including quick-service restaurants and casual dining restaurants. The number, size and strength of competitors vary by region. All of these restaurants compete based on a number of factors, including taste, quickness of service, value, name recognition, restaurant location and customer service. Competition within the fast-casual restaurant segment, however, focuses primarily on the taste, quality and freshness of the menu items and the ambience and condition of each restaurant.

We focus on price and quality of food products, new product development, advertising levels and promotional initiatives, customer service, reputation, restaurant location, and attractiveness and maintenance of properties. If our company-owned restaurants and franchised restaurants are unable to compete successfully with other restaurants in new and existing markets, our business could be adversely affected. In the restaurant industry, labor is a primary operating cost component. Competition for qualified employees could also require us to pay higher wages to attract a sufficient number of employees. In addition, our success depends to a significant extent on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could harm our results of operations.

We may not persuade customers of the benefits of paying our prices for higher-quality food.

Our success as a fast-casual restaurant depends in large part on our ability to persuade customers that food made with higher-quality ingredients is worth the prices they will pay at our restaurants relative to prices offered by some of our competitors, particularly those in the quick-service segment. We may not be able to successfully educate customers about the quality of our food or food quality may not matter to them even if they do understand we must charge more for higher quality food. If that were to happen, we might need to change our pricing, advertising or promotional strategies, which could materially and adversely affect our results or the brand identity that we have tried to create.

Health concerns arising from outbreaks of Avian flu may have an adverse effect on our business.

In 2004 and 2005, Asian and European countries experienced outbreaks of Avian flu, and some commentators have hypothesized that further outbreaks could occur and reach pandemic levels. While fully cooked chicken has been determined to be safe for consumption, and while we have taken and continue to take measures to anticipate and minimize the effect of these outbreaks on our business, any further outbreaks could adversely affect the price and availability of poultry and cause customers to shift their preferences. In addition, outbreaks on a widespread basis could also affect our ability to attract and retain employees.

We are dependent on key personnel.

Our success depends to a significant extent upon the efforts and abilities of our key personnel, including Marc Geman, Chairman and Chief Executive Officer, Anthony Walker, Chief Operating Officer and co-founder, and Kevin Morrison, Chief Culinary Officer and co-founder, as well as other key creative and strategic marketing and operational personnel. Competition for highly qualified personnel is intense. The loss of any executive officer, manager or other key employee could have a material adverse effect upon our business, operating results and financial condition. If we are not able to efficiently replace our key personnel with qualified individuals, our business and operational activities could suffer. In turn, if our operational activities decline, our financial performance and overall financial condition will also suffer. We cannot assure you that a replacement for these key employees could be located if their services were no longer available. At present, we do not have key man insurance for Mr. Geman, Mr. Walker, or Mr. Morrison.

We are a high-risk early stage company.

We are a high-risk early stage company with limited operating history in a competitive industry. Our limited operating history provides a limited basis on which to base an evaluation of our business and prospects. In addition, our revenue model relies substantially on the assumption that we will be able to successfully expand our sales and distribution channels in key markets. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in the earliest stages of development. To be successful, we must, among other things:

*	Continue to expand the number of franchise and corporate locations;

*	Attract and maintain customer loyalty;

*	Continue to establish and increase brand awareness;

*	Provide products to customers at attractive prices;

*	Establish and maintain relationships with strategic partners and affiliates;

*	Rapidly respond to competitive developments;

*	Build an operations and customer service structure to support our business; and

*	Attract, retain and motivate qualified personnel.

We cannot guarantee that we will be able to achieve these goals, and our failure to do so could have a material adverse effect on our business. If our business suffers as a result of failing to meet any one or all of these goals, our performance and financial condition will suffer.

We may need additional financing to support business growth, and this capital might not be available on acceptable terms, or at all, which could adversely affect our financial condition.

We may need additional funds to develop and expand our franchises and product lines. Lack of funds may cause us to delay, reduce and/or abandon certain aspects of our expansion or product development programs. Moreover, we cannot assure you that our financial resources will be sufficient to finance our operations on an ongoing basis, or that we will be able to obtain additional funding when our current financial resources are exhausted. We expect that our revenues and operating results will fluctuate significantly in the future. We could require additional financing to support existing and new franchises, and to finance the development, production and distribution of new products.

Our quarterly operating results may fluctuate in future periods and, as a result, we may fail to meet investor expectations, which could cause the price of our common stock to decline.

As a result of our history of incurring net losses, the relatively short timeframe of the operations of several of our franchises and the highly competitive nature of the industry, we may not be able to accurately predict our operating results on a quarterly basis, if at all. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside of our control, including:

*	Our ability to establish and strengthen brand awareness;

*	Our success, and the success of our strategic partners, in promoting our products;

*	The overall market demand for food products of the type offered by us and in general;

*	Pricing changes for food products as a result of competition or otherwise;

*	The amount and timing of the costs relating to our marketing efforts or other initiatives;

*	The timing of contracts with strategic partners and other parties;

*	Our ability to compete in a highly competitive market, and the introduction of new products by us; and

*	Economic conditions specific to the food industry and general economic conditions.

We believe period-to-period comparisons of our operating results are not necessarily meaningful, and you should not rely upon them as indicators of future performance. It is also possible that, in the future, our operating results will be below the expectations of public market analysts and investors due to quarterly fluctuations rather than our overall performance. In that event, the trading price of our common stock may decline.

We could have difficulty in the management of potential growth.

We anticipate that a period of significant expansion will be required to capitalize on the potential growth in our customer base, market opportunities and personnel. This expansion will place a significant strain on our management, operational and financial resources, and we will be required to implement new operational and financial systems, procedures and controls, and to expand, train and manage our and our franchisees' growing employee base. We also will be required to expand our finance, administrative and operations staff.

Further, we anticipate entering into relationships with various strategic partners and third parties necessary to our business. There can be no assurance that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, that management will be able to hire, train, retain, motivate and manage required personnel for planned operations, or that our management will be able to identify, manage and exploit existing and potential strategic relationship and market opportunities. Our failure to manage growth effectively could have a material adverse effect on our business because we might be unable to meet the operational and training demands of our franchisees, or maintain a level of inventory sufficient to support demand. This could cause us to lose customers, which would have an adverse effect on our results of operations and financial condition.

We may not be able to successfully integrate and oversee the growth of new franchises.

In addition to organic growth to expand our operations and market presence, we intend to pursue a growth strategy driven by selling franchises and territories in key locations as well as opening additional company-owned and operated stores. Any such transactions would be accompanied by the risks commonly encountered in such transactions, including, among others, the difficulty of assimilating operations, technology and personnel of the combined franchises, the potential disruption of our ongoing business, the inability to retain key technical and managerial personnel, the inability of management to maximize our financial and strategic position through the successful integration of the new franchises, additional expenses associated with amortization of acquired intangible assets, the maintenance of uniform standards, controls and policies and the impairment of relationships with existing employees and customers. We may not be successful in overcoming these risks or any other potential problems. Any additional franchises may have a material adverse effect on our business if any of the risks stated above materialize, and each of the risks stated above could bring about adverse operating results which, in turn, would negatively impact our financial condition.

We will incur increased costs as a result of being a public company, and this may adversely affect our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission (“SEC”) and the OTCBB. We expect these rules and regulations to increase our legal and financial compliance costs and make some activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain the trading status of our common stock on the OTCBB.

The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. We may be unable to attract and retain qualified officers, directors and members of board committees required for our effective management as a result of the recent and currently proposed changes in the rules and regulations that govern publicly held companies. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.

If we fail to comply with federal and state statutes, regulations and rules governing our offer and sale of franchises and our relationship with our franchisees, we may be subject to franchisee-initiated litigation and governmental or judicial fines or sanctions.

We are subject to the Federal Trade Commission and to various state laws that govern the offer and sale of franchises. Additionally, many state laws regulate various aspects of the franchise relationship, including the following:

*	The nature, timing and sufficiency of disclosures to franchisees upon the initiation of the franchisor-potential franchisee relationship;

*	Our conduct during the franchisor-franchisee relationship; and

*	Renewals and terminations of franchises.

Any past or future failures by us to comply with these laws and regulations in any jurisdiction or to obtain required government approvals could result in franchisee-initiated lawsuits, a ban or temporary suspension on future franchise sales, or civil and administrative penalties or other fines, or require us to make offers of rescission, disgorgement or restitution, any of which could adversely affect our business and operating results. We could also face lawsuits by our franchisees based upon alleged violations of these laws. In the case of willful violations, criminal sanctions could be brought against us.

Our franchisees could take actions that could be harmful to our business .

Our franchisees are contractually obligated to operate their restaurants in accordance with our standards and all applicable laws. Although we attempt to properly train and support franchisees, franchisees are independent third parties that we do not control, and the franchisees own, operate and oversee the daily operations of their restaurants. As a result, the ultimate success and quality of any franchised restaurant rests with the franchisee. If franchisees do not successfully operate restaurants in a manner consistent with our standards, the Spicy Pickle image and reputation could be harmed, which, in turn, could adversely affect our business and operating results. Further, a franchisee's inability to remain financially viable could result in its failure to pay various franchise-related fees owed to us. Finally, regardless of the actual validity of such a claim, we may be named as a party in an action relating to, and/or be held liable for, the conduct of our franchisees if it is shown that we exercise a sufficient level of control over a particular franchisee's operation.

RISKS RELATING TO OWNERSHIP OF OUR COMMON STOCK

We cannot assure you that a market will develop for our common stock or what the market price of our common stock will be.

While our common stock is quoted on the OTCBB, there is no established public trading market for our securities. There can be no assurance that a market for our common stock will be established or that, if established, a market will be sustained. Therefore, if you purchase our securities you may be unable to sell them. Accordingly, you should be able to bear the financial risk of losing your entire investment.

The market price of our common stock is likely to be highly volatile.

The market price of our common stock is likely to be highly volatile, which could cause investment losses for our shareholders and result in shareholder litigation with substantial costs, economic loss and diversion of our resources.

Various factors, many of which are beyond our control, could increase the volatility in the market price of our common stock. These various factors include:

*	Announcements by us or our competitors of new franchises, food products or marketing partnerships;

*	Actual or anticipated fluctuations in our operating results;

*	Changes in the number of our franchises;

*	Loss of key employees;

*	Changes in the market valuations of similar companies; and

*	Changes in our industry and the overall economic environment.

In addition, the stock market, in general, and the OTCBB have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the listed companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against companies. Litigation against us, whether or not a judgment is entered against us, could result in substantial costs and, potentially, economic loss, and a diversion of our management's attention and resources.

We plan to continue to pay for consulting and professional services fees with our stock, and this would be dilutive to investors.

In the past we have issued shares to consultants and professional services providers as a means of paying certain professional service fees and consulting agreements. We plan to continue to use our stock in the future as a means of paying for these kind of services, and believe that doing so will enable us to retain a greater percentage of our operating capital to pay for operations, product development and marketing.

Price and volume fluctuations in our stock might negatively impact our ability to effectively use our stock to pay for services, or it could cause us to offer stock as compensation for services on terms that are not favorable to us and our shareholders. If we did resort to granting stock in lieu of cash for consulting and professional services fees under unfavorable circumstances, it would result in increased dilution to investors.

Sales of our common stock pursuant to our registration statement on Form SB-2 by us and by the selling shareholders in that offering may depress our stock price.

We currently have open a continuous offering of our common stock pursuant to a registration statement on Form SB-2, under which we may sell up to 10,000,000 shares of common stock, of which we have sold 4,352,780 to date, and our selling shareholders may offer for sale, from time to time, 8,240,000 shares of our common stock. If we sell all 10,000,000 shares we are offering, we would have 50,996,455 shares outstanding, 18,240,000 of which will be freely tradable in the public market. Sales of a substantial number of shares of our common stock by the selling shareholders within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

A significant amount of our capital stock is owned by our executive officers and directors, which will allow them to control the outcome of matters submitted to a vote of our shareholders.

As of October 15, 2007, management owns a significant number of our issued and outstanding shares of capital stock. Because management owns a significant block of the capital stock, management may have the ability to elect a majority of the Board of Directors, and thereby control our management. Although they are under no obligation to do so, if our executive officers and directors (and their affiliates) were to vote together, they may also have the ability to control the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions. This concentration of ownership may have the effect of delaying or preventing a change of control, even if a change of control would benefit shareholders.

We have not paid cash dividends, and it is unlikely that we will pay cash dividends in the foreseeable future.

To the extent we have earnings, we plan to use earnings to fund our operations. We do not plan to pay any cash dividends in the foreseeable future. We cannot guarantee that we will generate, at any time, sufficient surplus cash that would be available for distribution as a dividend to the holders of our common stock. You should not expect to receive cash dividends on our common stock.

Our common stock is considered to be a “penny stock” as defined by Section 3(a)(51) and Rule 3a51-1 under the Securities Exchange Act, and is therefore subject to penny stock regulations. These regulations could make it more difficult for you to sell shares you acquire in the offering.

Our common stock is subject to regulations of the SEC relating to the market for penny stocks. These regulations generally require broker-dealers who sell penny stocks to persons other than established customers and accredited investors to deliver a disclosure schedule explaining the penny stock market and the risks associated with that market. These regulations also impose various sales practice requirements on broker-dealers. The regulations that apply to penny stocks may severely affect the market liquidity for our securities, and that could limit your ability to sell your securities in the secondary market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled "Prospectus Summary" and "Risk Factors," contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "expects," "intends," "plans," "anticipates," "believes," "potential," "continue" or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.
USE OF PROCEEDS

We will not receive any of the proceeds from this offering. If any of the selling shareholders were to exercise any options to acquire the common stock to be sold pursuant to this reoffer prospectus, we would receive the option exercise price. As of the date of this prospectus, options to purchase 3,060,000 shares of our common stock have been granted under the Spicy Pickle Franchising, Inc. 2006 Stock Option Plan at exercise prices ranging from $.25 to $.6325. We will continue to issue options pursuant to the plan in the future.

The selling shareholders will receive all proceeds from sales made pursuant to this reoffer prospectus, and they will pay all expenses incurred by them for brokerage, accounting or tax services and any other expenses incurred by them in disposing of their shares.

DETERMINATION OF OFFERING PRICE

The selling shareholders may sell the common stock issued to them from time to time at prevailing market prices or privately negotiated prices.

SELLING SHAREHOLDERS

All of the common stock registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our employees, officers, directors, consultants or advisers (the “selling shareholders”). All of the shares owned by the selling shareholders will have been acquired by them pursuant to the Spicy Pickle Franchising, Inc. 2006 Stock Option Plan.

The following table sets forth the names of the selling shareholders who may sell their shares pursuant to this prospectus. The selling shareholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates. The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling shareholders and as adjusted to give effect to the sale of all of the common stock offered by the selling shareholders pursuant to this prospectus.

Name of Selling Security Holder	Number of Shares Owned Before Offering (1)		Number of Shares Being Offered (1)	Total Shares Owned After Offering	Percentage Owned After Offering (2)
Marc Geman (3)	6,685,917		500,000	6,185,917	13.02%
Arnold Tinter (4)	600,000		600,000	-	-%
Anthony Walker (5)	6,485,712		300,000	6,185,712	13.02%
Kevin Morrison (6)	5,921,038		300,000	5,621,038	11.83%
Raymond BonAnno (7)	2,460,445	(12)	100,000	2,360,445	4.97%
Presley Reed (7)	100,000		100,000	-	-%
L. Kelly Jones (7)	100,000		100,000	-	-%
Mark Maximovich (8)	150,000		150,000	-	-%
Lisa A. Brown (9)	110,000		110,000	-	-%
Christopher A. Bue (9)	120,000		120,000	-	-%
James R. Stone (9)	67,500		65,000	2,500	-%
Robert D. Fisher (9)	90,000		90,000	-	-%
Bryon Geman (10)	65,000		65,000	-	-%
Robert Marcum (9)	50,000		50,000	-	-%
Morgan Garafolo (9)	55,000		55,000	-	-%
Robert Feldman (9)	95,000		75,000	20,000	0.04%
Brian S. Cerise (9)	65,000		65,000	-	-%
Penny S. Nau (9)	66,000		65,000	1,000	-%
Brendan P. Charles (11)	65,000		65,000	-	-%
Ethan M. Tarran (9)	55,000		55,000	-	-%
Jeanette A. Judish (9)	15,000		15,000	-	-%
Lisa L. Eggers (9)	15,000		15,000	-	-%
	23,436,612		3,060,000	20,376,612	42.89%

(1)	Assumes exercise of all options granted to this date.
(2)	Based on 47,524,235 shares issued and outstanding at October 15, 2007.
(3)	Mr. Geman is the Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company.
(4)	Mr. Tinter is the Chief Financial Officer and Secretary of the Company.
(5)	Mr. Walker is the Chief Operating Officer of the Company and a member of the Board of Directors of the Company.
(6)	Mr. Morrison is the Chief Culinary Officer of the Company.
(7)	Mr. BonAnno, Mr. Reed and Mr. Jones are members of the Board of Directors of the Company.
(8)	Mr. Maximovich is the Vice President of Operations of the Company.
(9)	Each of these individuals is an employee of the Company.
(10)	Mr. Bryon Geman is an adult son of Mr. Marc Geman.
(11)	Mr. Charles is the brother-in-law of Mr. Walker.
(12)	Includes 2,360,445 shares owned of record by The BonAnno Family Partnership. Raymond BonAnno has voting and dispositive power over such shares.

PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus for the selling shareholders. As used in this prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests. We will pay the costs and fees related to the registration of the shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock. We will not offer any shares on behalf of any selling shareholder. None of these shareholders are required to sell their shares, nor has any shareholder indicated to us, as of the date of this prospectus, an intention to sell his, her or its shares. Selling shareholders are offering the common stock for their own accounts. The selling shareholders may sell their shares of our common stock at prevailing market prices or privately negotiated prices.

The shares being offered by the selling shareholders may be sold from time to time in one or more transactions (which may involve block transactions):

*	on the OTCBB or on such other market on which the common stock may from time to time be trading;
*	in privately-negotiated transactions; or
*	any combination of the above.

As of the date of this prospectus, we have no information on the manner or method by which any selling shareholder may intend to sell shares. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price, a negotiated price or such other price as the selling shareholders determine from time to time. The shares may also be sold pursuant to Rule 144. The selling shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share that may be below the then market price. There can be no assurance that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The selling shareholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling shareholder has entered into an agreement with a prospective underwriter. If a selling shareholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

None of the selling shareholders are presently "brokers" or "dealers" within the meaning of Sections 2(4) or 2(5), respectively, of the Securities Act.

The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling shareholders will be subject to applicable provisions, rules and regulations of the Exchange Act, which provisions may limit the timing of purchases and sales of common stock by the selling shareholders.

We have advised the selling shareholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934.

The total number of shares of common stock we have issued and outstanding prior to the offering of the newly issued shares is 47,524,235 shares.

DESCRIPTION OF SECURITIES

Holders of our common stock are entitled to receive dividends when and as declared by the board of directors, out of funds legally available therefor. We have not paid cash dividends in the past and we do not expect to pay any within the foreseeable future since we expect to reinvest any earnings. In the event that we liquidate, dissolve or windup our operations, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets. Each outstanding share of the common stock is entitled to equal voting rights consisting of one vote per share.

INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the common stock to be sold under this prospectus will be passed upon for us by Richardson & Patel LLP. The law firm of Richardson & Patel, LLP and its principals collectively own a total of 440,000 shares of our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents are hereby incorporated by reference into this Registration Statement:

(a) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed by the Registrant with the Commission on March 29, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b) The Quarterly Report for the period ended March 31, 2007, filed with the Commission on Form 10-QSB on May 14, 2007;

(c) The Quarterly Report for the period ended June 30, 2007, filed with the Commission on Form 10-QSB on August 14, 2007; and

(d) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. Any request for this information should be directed to Corporate Secretary, Spicy Pickle Franchising, Inc., 90 Madison Street, Suite 700, Denver, Colorado 80206, (303) 297-1902.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Securities Exchange Act of 1934, and we file annual, quarterly and current reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted under Colorado law. Our board is obtaining quotations on the cost of an insurance policy covering officers and directors for claims made that such officers and directors may otherwise be required to pay for or for which we would be required to indemnify them, subject to certain exclusions.

Insofar as indemnification for liability arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Articles and Bylaws, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are hereby incorporated by reference into this Registration Statement:

(a) The Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, filed by the Registrant with the Commission on March 29, 2007, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;

(b) The Quarterly Report for the period ended March 31, 2007, filed with the Commission on Form 10-QSB on May 14, 2007;

(c) The Quarterly Report for the period ended June 30, 2007, filed with the Commission on Form 10-QSB on August 14, 2007; and

(d) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Holders of our common stock are entitled to receive dividends when and as declared by the board of directors, out of funds legally available therefor. We have not paid cash dividends in the past and we do not expect to pay any within the foreseeable future since we expect to reinvest any earnings. In the event that we liquidate, dissolve or wind up our operations, either voluntarily or involuntarily, each outstanding share of the common stock is entitled to share equally in our assets. Each outstanding share of the common stock is entitled to equal voting rights consisting of one vote per share.

Item 5.  Interests of Named Experts and Counsel

The validity of the common stock to be sold under this prospectus will be passed upon for us by Richardson & Patel LLP. The law firm of Richardson & Patel, LLP and its principals collectively own a total of 440,000 shares of our common stock.

Item 6.  Indemnification of Directors and Officers

As permitted by Article 109, Title 7 Section 103 of the Colorado State Corporation Law, we have adopted provisions in our articles of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our shareholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

*	Any breach of the director’s duty of loyalty to us or our shareholders;

*	Any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

*	Any act related to unlawful stock repurchases, redemptions or other distributions or payments of dividends; or

*	Any transaction from which the director derived an improper or personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Colorado law.

As permitted by Article 109, Title 7 Section 103 of the Colorado State Corporation Law, our bylaws provide that:

*	We may indemnify our directors, officers, and employees to the fullest extent permitted by the Colorado State Corporation Law, subject to limited exceptions;

*
We may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Colorado State Corporation Law, subject to limited exceptions; and

*	The rights provided in our bylaws are not exclusive.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits.

	4.1	Spicy Pickle Franchising, Inc. 2006 Stock Option Plan
	5.1	Opinion and Consent of Richardson & Patel LLP
	23.1	Consent of Gordon, Hughes and Banks, LLP
	23.2	Consent of Richardson & Patel LLP (included in Exhibit 5.1)

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering; and

(4) For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, to be a seller to the purchaser and to be considered to offer or sell such securities to such purchaser:
i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424);
ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;
iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on its behalf; and
iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 23, 2007.

SPICY PICKLE FRANCHISING, INC.

By:	/s/ Marc Geman
Marc Geman, Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on October 23, 2007.

/s/ Marc Geman Marc Geman	Chief Executive Officer (Principal Executive Officer)
/s/ Arnold Tinter Arnold Tinter	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Anthony Walker Anthony Walker	Director
/s/ Presley Reed Presley Reed	Director
/s/ Ray BonAnno Ray BonAnno	Director
/s/ Kelly Jones Kelly Jones	Director